Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form type)
Stellar Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	1,100,000	$31.91	$35,101,000	$153.10 per million dollars	$5,373.96

Total Offering Amounts					$35,101,000		$5,373.96
Total Fee Offsets							—
Net Fee Due							$5,373.96

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional indeterminable number of shares of common stock, par value $0.01 per share (“Common Stock”), that may become issuable under the Amended and Restated Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $31.91 per share, which is the average of the high and low sales prices of shares of Common Stock on The New York Stock Exchange on July 23, 2025.